Ex-4.5
                                                                       EXHIBIT B
                                                to Securities Purchase Agreement

         VOID AFTER 5:00 P.M., NEW YORK CITY
         TIME, ON MARCH ___, 2005
         (UNLESS EXTENDED PURSUANT TO SECTION 2 HEREOF)

         THIS WARRANT AND THE SHARES ISSUABLE UPON EXERCISE OF THIS WARRANT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER JURISDICTION. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

                                          Right to Purchase __________ Shares of
                                         Common Stock, par value $.001 per share

Date: March __, 2000

                             THE NETPLEX GROUP, INC.
                        INCENTIVE STOCK PURCHASE WARRANT

      THIS CERTIFIES THAT, for value received, _________________________, or its registered assigns, is entitled to purchase from THE NETPLEX GROUP, INC., a corporation organized under the laws of the State of New York (the "Company"), at any time or from time to time during the period specified in Section 2 hereof, _______________________ (__________) fully paid and nonassessable shares of the Company's common stock, par value $.001 per share (the "Common Stock"), at an exercise price per share (the "Exercise Price") equal to the closing market price of the Common Stock at the end of business on March 22, 1998. The number of shares of Common Stock purchasable hereunder (the "Warrant Shares") and the Exercise Price are subject to adjustment as provided in Section 4 hereof. The term "Incentive Warrants" means this Warrant and the other warrants of the Company issued pursuant to, and identified as Incentive Warrants in, that certain Securities Purchase Agreement, dated as of March 31, 2000, by and among the Company and the other signatories thereto (the "Securities Purchase Agreement").

      This Warrant is subject to the following terms, provisions and conditions:

1. Manner of Exercise; Issuance of Certificates; Payment for Shares. Subject to the provisions hereof, including, without limitation, the limitations contained in Section 7 hereof, this Warrant may be exercised by the holder hereof, in whole or in part, by the surrender of this Warrant, together with a completed exercise agreement in the form attached hereto (the "Exercise Agreement"), to the Company during normal business hours on any business day at the Company's principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), and upon (i) payment to the Company in cash, by certified or official bank check or by wire transfer for the account of the Company, of the Exercise Price for the Warrant Shares specified in the Exercise Agreement or (ii) if the holder is effectuating a Cashless Exercise (as defined in Section 11(c) hereof) pursuant to Section 11(c) hereof, delivery to the Company of a written notice of an election to effect a Cashless Exercise for the Warrant Shares specified in the Exercise Agreement. The Warrant Shares so purchased shall be deemed to be issued to the holder hereof or such holder's designee, as the record owner of such shares, as of the close of business on the date on which this Warrant shall have been surrendered, the completed Exercise Agreement shall have been delivered, and payment shall have been made for such shares as set forth above or, if such date is not a business date, on the next succeeding business date. Certificates for the Warrant Shares so purchased, representing the aggregate number of shares specified in the Exercise Agreement, shall be delivered to the holder hereof within a reasonable time, not exceeding three (3) business days, after this Warrant shall have been so exercised (the "Delivery Period"). The certificates so delivered shall be in such denominations as may be requested by the holder hereof and shall be registered in the name of such holder or such other name as shall be designated by such holder. If this Warrant shall have been exercised only in part, then, unless this Warrant has expired, the Company shall, at its expense, at the time of delivery of such certificates, deliver to the holder a new Warrant representing the number of shares with respect to which this Warrant shall not then have been exercised.
2.
3. If, at any time, a holder of this Warrant submits this Warrant, an Exercise Agreement and payment to the Company of the Exercise Price for each of the Warrant Shares specified in the Exercise Agreement (including pursuant to a Cashless Exercise), and the Company fails for any reason to deliver, on or prior to the fourth business day following the expiration of the Delivery Period for such exercise, the number of shares of Common Stock to which the holder is entitled upon such exercise (an "Exercise Default"), then the Company shall pay to the holder payments ("Exercise Default Payments") for an Exercise Default in the amount of (a) (N/365), multiplied by (b) the amount by which the Market Price (as defined in Section 4(l) hereof) on the date the Exercise Agreement giving rise to the Exercise Default is transmitted in accordance with this
Section 1 (the "Exercise Default Date") exceeds the Exercise Price, multiplied by (c) the number of shares of Common Stock the Company failed to so deliver in such Exercise Default, multiplied by (d) .24, where N = the number of days from the Exercise Default Date to the date that the Company effects the full exercise of this Warrant which gave rise to the Exercise Default. The accrued Exercise Default Payment for each calendar month shall be paid in cash or shall be convertible into Common Stock, at the holder's option, as follows:
4.

(a) In the event holder elects to take such payment in cash, cash payment shall be made to holder by the fifth (5th) day of the month following the month in which it has accrued; and
(b)
(c) In the event holder elects to take such payment in Common Stock, the holder may convert such payment amount into Common Stock at the lower of the Exercise Price or the Market Price (as defined in Section 4(l)) (as in effect at the time of conversion) at any time after the fifth (5th) day of the month following the month in which it has accrued.
(d)
(e) Nothing herein shall limit the holder's right to pursue actual damages for the Company's failure to maintain a sufficient number of authorized shares of Common Stock as required pursuant to the terms of Section 3(b) hereof or to otherwise issue shares of Common Stock upon exercise of this Warrant in accordance with the terms hereof, and the holder shall have the right to pursue all remedies available at law or in equity (including a decree of specific performance and/or injunctive relief).
(f)
5. Period of Exercise.
6.
(a) This Warrant is immediately exercisable, at any time or from time to time on or after the date of initial issuance of this Warrant (the "Issue Date") and before 5:00 p.m., New York City time, on the fifth (5th) anniversary of the Issue Date (the "Exercise Period"). The Exercise Period shall automatically be extended by one (1) day for each day on which the Company does not have a number of shares of Common Stock reserved for issuance upon exercise hereof at least equal to the number of shares of Common Stock issuable upon exercise hereof.
(b)
7. Certain Agreements of the Company. The Company hereby covenants and agrees as follows:
8.
(a) Shares to be Fully Paid. All Warrant Shares will, upon issuance in accordance with the terms of this Warrant, be validly issued, fully paid, and nonassessable and free from all taxes, liens, claims and encumbrances.
(b)
(c) Reservation of Shares. During the Exercise Period, the Company shall at all times have authorized, and reserved for the purpose of issuance upon exercise of this Warrant, a sufficient number of shares of Common Stock to provide for the exercise in full of this Warrant (without giving effect to the limitations on exercise set forth in Section 7(g) hereof).
(d)
(e) Listing. The Company shall promptly secure the listing of the shares of Common Stock issuable upon exercise of this Warrant upon each national securities exchange or automated quotation system, if any, upon which shares of Common Stock are then listed or become listed (subject to official notice of issuance upon exercise of this Warrant) and shall maintain, so long as any other shares of Common Stock shall be so listed, such listing of all shares of Common Stock from time to time issuable upon the exercise of this Warrant; and the Company shall so list on each national securities exchange or automated quotation system, as the case may be, and shall maintain such listing of, any other shares of capital stock of the Company issuable upon the exercise of this Warrant if and so long as any shares of the same class shall be listed on such national securities exchange or automated quotation system.
(f)
(g) Certain Actions Prohibited. The Company will not, by amendment of its charter or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed by it hereunder, but will at all times in good faith assist in the carrying out of all the provisions of this Warrant and in the taking of all such action as may reasonably be requested by the holder of this Warrant in order to protect the economic benefit inuring to the holder hereof and the exercise privilege of the holder of this Warrant against dilution or other impairment, consistent with the tenor and purpose of this Warrant. Without limiting the generality of the foregoing, the Company (i) will not increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect, and (ii) will take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock upon the exercise of this Warrant.
(h)
(i) Successors and Assigns. This Warrant will be binding upon any entity succeeding to the Company by merger, consolidation, or acquisition of all or substantially all of the Company's assets.
(j)
(k) Blue Sky Laws. The Company shall, on or before the date of issuance of any Warrant Shares, take such actions as the Company shall reasonably determine are necessary to qualify the Warrant Shares for, or obtain exemption for the Warrant Shares for, sale to the holder of this Warrant upon the exercise hereof under applicable securities or "blue sky" laws of the states of the United States, and shall provide evidence of any such action so taken to the holder of this Warrant prior to such date; provided, however, that the Company shall not be required to qualify as a foreign corporation or file a general consent to service of process in any such jurisdiction.
(l)
9. Antidilution Provisions. During the Exercise Period, the Exercise Price and the number of Warrant Shares issuable hereunder and for which this Warrant is then exercisable pursuant to Section 2 hereof shall be subject to adjustment from time to time as provided in this Section 4.
10.
11. In the event that any adjustment of the Exercise Price as required herein results in a fraction of a cent, such Exercise Price shall be rounded up or down to the nearest cent.
12.
(a) Adjustment of Exercise Price. Except as otherwise provided in Sections 4(c) and 4(e) hereof, if and whenever during the Exercise Period the Company issues or sells, or in accordance with Section 4(b) hereof is deemed to have issued or sold, any shares of Common Stock for no consideration or for a consideration per share less than the Market Price (as hereinafter defined) on the date of issuance (a "Dilutive Issuance"), then effective immediately upon the Dilutive Issuance, the Exercise Price will be adjusted in accordance with the following formula:
(b)
(c)         E' = E x O + P/M
                    --------

(d)                     CSDO

(e)
(f)   where:

(g)
(h)   E'   =  the adjusted Exercise Price; (i) E = the then current Exercise
              Price;
      M    =  the then current Market Price (as defined in Section 4(1)(ii));
      O    =  the number of shares of Common Stock outstanding immediately prior to the Dilutive Issuance;
      P    =  the aggregate consideration, calculated as set forth in Section
              4(b) hereof, received by the Company upon such Dilutive Issuance;
              and
      CSDO =  the total number of shares of Common Stock Deemed Outstanding (as defined in Section 4(l)(i)) immediately after the Dilutive
              Issuance.

(a) Effect on Exercise Price of Certain Events. For purposes of determining the adjusted Exercise Price under Section 4(a) hereof, the following will be applicable:
(b)
(i) Issuance of Rights or Options. If the Company in any manner issues or grants any warrants, rights or options, whether or not immediately exercisable, to subscribe for or to purchase Common Stock or other securities exercisable, convertible into or exchangeable for Common Stock ("Convertible Securities") (such warrants, rights and options to purchase Common Stock or Convertible Securities are hereinafter referred to as "Options") and the price per share for which Common Stock is issuable upon the exercise of such Options is less than the Market Price in effect on the date of issuance of such Options ("Below Market Options"), then the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full exercise, conversion or exchange of Convertible Securities, if applicable) will, as of the date of the issuance or grant of such Below Market Options, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon the exercise of such Below Market Options" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or granting of all such Below Market Options, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Below Market Options, plus, in the case of Convertible Securities issuable upon the exercise of such Below Market Options, the minimum aggregate amount of additional consideration payable upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise of all such Below Market Options (assuming full conversion of Convertible Securities, if applicable). No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon the exercise of such Below Market Options or upon the exercise, conversion or exchange of Convertible Securities issuable upon exercise of such Below Market Options.
(ii)

(iii) Issuance of Convertible Securities.
(iv)
            (A) If the Company in any manner issues or sells any Convertible Securities, whether or not immediately convertible (other than where the same are issuable upon the exercise of Options) and the price per share for which Common Stock is issuable upon such exercise, conversion or exchange (as determined pursuant to Section 4(b)(ii)(B) if applicable) is less than the Market Price in effect on the date of issuance of such Convertible Securities, then the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities will, as of the date of the issuance of such Convertible Securities, be deemed to be outstanding and to have been issued and sold by the Company for such price per share. For the purposes of the preceding sentence, the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" is determined by dividing (i) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of all such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange thereof at the time such Convertible Securities first become exercisable, convertible or exchangeable, by (ii) the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of all such Convertible Securities. No further adjustment to the Exercise Price will be made upon the actual issuance of such Common Stock upon exercise, conversion or exchange of such Convertible Securities.

            (B) If the Company in any manner issues or sells any Convertible Securities with a fluctuating conversion or exercise price or exchange ratio (a "Variable Rate Convertible Security"), then the "price per share for which Common Stock is issuable upon such exercise, conversion or exchange" for purposes of the calculation contemplated by Section 4(b)(ii)(A) shall be deemed to be the lowest price per share which would be applicable (assuming all holding period and other conditions to any discounts contained in such Convertible Security have been satisfied) if the Market Price on the date of issuance of such Convertible Security was 75% of the Market Price on such date (the "Assumed Variable Market Price"). Further, if the Market Price at any time or times thereafter is less than or equal to the Assumed Variable Market Price last used for making any adjustment under this Section 4 with respect to any Variable Rate Convertible Security, the Exercise Price in effect at such time shall be readjusted to equal the Exercise Price which would have resulted if the Assumed Variable Market Price at the time of issuance of the Variable Rate Convertible Security had been 75% of the Market Price existing at the time of the adjustment required by this sentence.

(i) Change in Option Price or Conversion Rate. If there is a change at any time in (i) the amount of additional consideration payable to the Company upon the exercise of any Options; (ii) the amount of additional consideration, if any, payable to the Company upon the exercise, conversion or exchange of any Convertible Securities; or (iii) the rate at which any Convertible Securities are convertible into or exchangeable for Common Stock (in each such case, other than under or by reason of provisions designed to protect against dilution), the Exercise Price in effect at the time of such change will be readjusted to the Exercise Price which would have been in effect at such time had such Options or Convertible Securities still outstanding provided for such changed additional consideration or changed conversion rate, as the case may be, at the time initially granted, issued or sold.
(ii)
(iii) Treatment of Expired Options and Unexercised Convertible Securities. If, in any case, the total number of shares of Common Stock issuable upon exercise of any Option or upon exercise, conversion or exchange of any Convertible Securities is not, in fact, issued and the rights to exercise such Option or to exercise, convert or exchange such Convertible Securities shall have expired or terminated, the Exercise Price then in effect will be readjusted to the Exercise Price which would have been in effect at the time of such expiration or termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such expiration or termination (other than in respect of the actual number of shares of Common Stock issued upon exercise or conversion thereof), never been issued.
(iv)
(v) Calculation of Consideration Received. If any Common Stock, Options or Convertible Securities are issued, granted or sold for cash, the consideration received therefor for purposes of this Warrant will be the amount received by the Company therefor, before deduction of reasonable commissions, underwriting discounts or allowances or other reasonable expenses paid or incurred by the Company in connection with such issuance, grant or sale. In case any Common Stock, Options or Convertible Securities are issued or sold for a consideration part or all of which shall be other than cash, the amount of the consideration other than cash received by the Company will be the fair market value of such consideration, except where such consideration consists of securities, in which case the amount of consideration received by the Company will be the Market Price thereof as of the date of receipt. In case any Common Stock, Options or Convertible Securities are issued in connection with any merger or consolidation in which the Company is the surviving corporation, the amount of consideration therefor will be deemed to be the fair market value of such portion of the net assets and business of the non-surviving corporation as is attributable to such Common Stock, Options or Convertible Securities, as the case may be. The fair market value of any consideration other than cash or securities will be determined in good faith by an investment banker or other appropriate expert of national reputation selected by the Company and reasonably acceptable to the holder hereof, with the costs of such appraisal to be borne by the Company.
(vi)
(vii) Exceptions to Adjustment of Exercise Price. No adjustment to the Exercise Price will be made (i) upon the exercise of any warrants, options or convertible securities issued and outstanding on the Issue Date and set forth on
Schedule 3(c) of the Securities Purchase Agreement in accordance with the terms of such securities as of such date; (ii) upon the grant or exercise of any stock or options which may hereafter be granted or exercised under any employee benefit plan of the Company now existing or to be implemented in the future, so long as the issuance of such stock or options is approved by a majority of the non-employee members of the Board of Directors of the Company or a majority of the members of a committee of non-employee directors established for such purpose; (iii) upon the issuance of any Prepaid Warrants (as such term is defined in the Securities Purchase Agreement) or Incentive Warrants issued or issuable on the Second Closing Date in accordance with the terms of the Securities Purchase Agreement; or (iv) upon exercise of the Prepaid Warrants and the Incentive Warrants.
(viii)

(b) Subdivision or Combination of Common Stock. If the Company, at any time during the Exercise Period, subdivides (by any stock split, stock dividend, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a greater number of shares, then, after the date of record for effecting such subdivision, the Exercise Price in effect immediately prior to such subdivision will be proportionately reduced. If the Company, at any time during the Exercise Period, combines (by reverse stock split, recapitalization, reorganization, reclassification or otherwise) its shares of Common Stock into a smaller number of shares, then, after the date of record for effecting such combination, the Exercise Price in effect immediately prior to such combination will be proportionately increased.
(c)
(d) Adjustment in Number of Shares. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 4, the number of shares of Common Stock issuable upon exercise of this Warrant and for which this Warrant is or may become exercisable shall be adjusted by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of shares of Common Stock issuable or for which this Warrant is or may become exercisable (as applicable) upon exercise of this Warrant immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.
(e)
(f)         Consolidation, Merger or Sale.
(g)
(i) In case of any consolidation of the Company with, or merger of the Company into any other corporation, or in case of any sale or conveyance of all or substantially all of the assets of the Company other than in connection with a plan of complete liquidation of the Company at any time during the Exercise Period, then as a condition of such consolidation, merger or sale or conveyance, adequate provision will be made whereby the holder of this Warrant will have the right to acquire and receive upon exercise of this Warrant in lieu of the shares of Common Stock immediately theretofore acquirable upon the exercise of this Warrant, such shares of stock, securities, cash or assets as may be issued or payable with respect to or in exchange for the number of shares of Common Stock immediately theretofore acquirable and receivable upon exercise of this Warrant had such consolidation, merger or sale or conveyance not taken place. In any such case, the Company will make appropriate provision to insure that the provisions of this Section 4 hereof will thereafter be applicable as nearly as may be in relation to any shares of stock or securities thereafter deliverable upon the exercise of this Warrant. The Company will not effect any consolidation, merger or sale or conveyance unless prior to the consummation thereof, the successor corporation (if other than the Company) assumes by written instrument the obligations under this Warrant and the obligations to deliver to the holder of this Warrant such shares of stock, securities or assets as, in accordance with the foregoing provisions, the holder may be entitled to acquire. Notwithstanding the foregoing, in the event of any such sale or conveyance, the holder of this Warrant shall, at its option, have the right to receive, and, in the event of any such merger, consolidation, sale or conveyance which involves the receipt of cash consideration by the equity holders of the Company's capital stock or in which the surviving or continuing entity is not a publicly traded corporation whose common stock is listed for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market or the Nasdaq SmallCap Market, the holder of this Warrant shall be entitled to receive, in connection with such transaction, cash consideration equal to the fair market value (as determined by the holder of this Warrant) of this Warrant.

(ii)
(iii) No adjustment shall be made to the Exercise Price pursuant to the provisions of this Section 4 upon the issuance by the Company of any securities as consideration in a merger, consolidation or acquisition of assets, or in connection with any strategic partnership or joint venture (the primary purpose of which is not to raise equity capital), or as consideration for the acquisition of a business, product or license by the Company.
(iv)
(h) Distribution of Assets. In case the Company shall declare or make any distribution of its assets (or rights to acquire its assets) to holders of Common Stock as a partial liquidating dividend, stock repurchase by way of return of capital or otherwise (including any dividend or distribution to the Company's shareholders of cash or shares (or rights to acquire shares) of capital stock of a subsidiary) (a "Distribution"), at any time during the Exercise Period, then the holder of this Warrant shall be entitled upon exercise of this Warrant for the purchase of any or all of the shares of Common Stock subject hereto, to receive the amount of such assets (or rights) which would have been payable to the holder had such holder been the holder of such shares of Common Stock on the record date for the determination of shareholders entitled to such Distribution.
(i)
(j) Notice of Adjustment. Upon the occurrence of any event which requires any adjustment of the Exercise Price, then, and in each such case, the Company shall give notice thereof to the holder of this Warrant, which notice shall state the Exercise Price resulting from such adjustment and the increase or decrease in the number of Warrant Shares purchasable at such price upon exercise, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Such calculation shall be certified by the chief financial officer of the Company.
(k)
(l) Minimum Adjustment of Exercise Price. No adjustment of the Exercise Price shall be made in an amount of less than 1% of the Exercise Price in effect at the time such adjustment is otherwise required to be made, but any such lesser adjustment shall be carried forward and shall be made at the time and together with the next subsequent adjustment which, together with any adjustments so carried forward, shall amount to not less than 1% of such Exercise Price.
(m)
(n) No Fractional Shares. No fractional shares of Common Stock are to be issued upon the exercise of this Warrant, but the Company shall pay a cash adjustment in respect of any fractional share which would otherwise be issuable in an amount equal to the same fraction of the Market Price of a share of Common Stock on the date of such exercise.
(o)
(p)         Other Notices. In case at any time:
(q) (i)           the Company shall declare any dividend upon the Common Stock payable in shares of stock of any class or make any other distribution (other than dividends or distributions payable in cash out of retained earnings consistent with the Company's past practices with respect to declaring dividends and making distributions) to the holders of the Common Stock;

(i) the Company shall offer for subscription pro rata to the holders of the Common Stock any additional shares of stock of any class or other rights;
(ii)
(iii) there shall be any capital reorganization of the Company, or reclassification of the Common Stock, or consolidation or merger of the Company with or into, or sale of all or substantially all of its assets to, another corporation or entity; or (iv) (v) there shall be a voluntary or involuntary dissolution, liquidation or winding-up of the Company;
(vi)
(vii) then, in each such case, the Company shall give to the holder of this Warrant (a) notice of the date on which the books of the Company shall close or a record shall be taken for determining the holders of Common Stock entitled to receive any such dividend, distribution, or subscription rights or for determining the holders of Common Stock entitled to vote in respect of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up and (b) in the case of any such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, notice of the date (or, if not then known, a reasonable estimate thereof by the Company) when the same shall take place. Such notice shall also specify the date on which the holders of Common Stock shall be entitled to receive such dividend, distribution, or subscription rights or to exchange their Common Stock for stock or other securities or property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation, or winding-up, as the case may be. Such notice shall be given at least seventy-five (75) days prior to the record date or the date on which the Company's books are closed in respect thereto. Failure to give any such notice or any defect therein shall not affect the validity of the proceedings referred to in clauses (i), (ii), (iii) and (iv) above.
(viii)
(b) Certain Events. If, at any time during the Exercise Period, any event occurs of the type contemplated by the adjustment provisions of this
Section 4 but not expressly provided for by such provisions, the Company will give notice of such event as provided in Section 4(g) hereof, and the Company's Board of Directors will make an appropriate adjustment in the Exercise Price and the number of shares of Common Stock acquirable upon exercise of this Warrant so that the rights of the holder shall be neither enhanced nor diminished by such event.
(c)
      (d) Certain Definitions.

(i) "Common Stock Deemed Outstanding" shall mean the number of shares of Common Stock actually outstanding (not including shares of Common Stock held in the treasury of the Company), plus (x) in the case of any adjustment required by
Section 4(a) resulting from the issuance of any Options, the maximum total number of shares of Common Stock issuable upon the exercise of the Options for which the adjustment is required (including any Common Stock issuable upon the conversion of Convertible Securities issuable upon the exercise of such Options), and (y) in the case of any adjustment required by Section 4(a) resulting from the issuance of any Convertible Securities, the maximum total number of shares of Common Stock issuable upon the exercise, conversion or exchange of the Convertible Securities for which the adjustment is required, as of the date of issuance of such Convertible Securities, if any.

(ii) "Market Price," as of any date, (i) means the average of the closing bid prices for the shares of Common Stock as reported on the Nasdaq SmallCap Market by Bloomberg Financial Markets ("Bloomberg") for the five (5) consecutive trading days immediately preceding such date, or (ii) if the Nasdaq SmallCap Market is not the principal trading market for the shares of Common Stock, the average of the last sale prices reported by Bloomberg on the principal trading market for the Common Stock during the same period, or, if there is no sale price for such period, the last bid price reported by Bloomberg for such period, or (iii) if the foregoing do not apply, the last sale price of such security in the over-the-counter market on the pink sheets or bulletin board for such security as reported by Bloomberg, or if no sale price is so reported for such security, the last bid price of such security as reported by Bloomberg, or (iv) if market value cannot be calculated as of such date on any of the foregoing bases, the Market Price shall be the average fair market value as reasonably determined by an investment banking firm selected by the Company and reasonably acceptable to a majority in interest of the holders of Incentive Warrants, with the costs of the appraisal to be borne by the Company. The manner of determining the Market Price of the Common Stock set forth in the foregoing definition shall apply with respect to any other security in respect of which a determination as to market value must be made hereunder.
(iii)
(iv) "Common Stock," for purposes of this Section 4, includes the Common Stock and any additional class of stock of the Company having no preference as to dividends or distributions on liquidation, provided that the shares purchasable pursuant to this Warrant shall include only Common Stock in respect of which this Warrant is exercisable, or shares resulting from any subdivision or combination of such Common Stock, or in the case of any reorganization, reclassification, consolidation, merger, or sale of the character referred to in
Section 4(e) hereof, the stock or other securities or property provided for in such Section.
(v)
2. Issue Tax. The issuance of certificates for Warrant Shares upon the exercise of this Warrant shall be made without charge to the holder of this Warrant or such shares for any issuance tax or other costs in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than the holder of this Warrant.
3.
4. No Rights or Liabilities as a Shareholder. This Warrant shall not entitle the holder hereof to any voting rights or other rights as a shareholder of the Company. No provision of this Warrant, in the absence of affirmative action by the holder hereof to purchase Warrant Shares, and no mere enumeration herein of the rights or privileges of the holder hereof, shall give rise to any liability of such holder for the Exercise Price or as a shareholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.
5.

6.    Transfer, Exchange, Redemption and Replacement of Warrant.
7.
(a) Restriction on Transfer. This Warrant and the rights granted to the holder hereof are transferable, in whole or in part, upon surrender of this Warrant, together with a properly executed assignment in the form attached hereto, at the office or agency of the Company referred to in Section 7(e) below, provided, however, that any transfer or assignment shall be subject to the conditions set forth in Sections 7(f) and (g) hereof and to the provisions of Sections 2(f) and 2(g) of the Securities Purchase Agreement. Until due presentment for registration of transfer on the books of the Company, the Company may treat the registered holder hereof as the owner and holder hereof for all purposes, and the Company shall not be affected by any notice to the contrary. Notwithstanding anything to the contrary contained herein, the registration rights described in Section 8 hereof are assignable only in accordance with the provisions of that certain Registration Rights Agreement, dated as of March 31, 1998, by and among the Company and the other signatories thereto (the "Registration Rights Agreement").

(a) Warrant Exchangeable for Different Denominations. This Warrant is exchangeable, upon the surrender hereof by the holder hereof at the office or agency of the Company referred to in Section 7(e) below, for new Warrants of like tenor of different denominations representing in the aggregate the right to purchase the number of shares of Common Stock which may be purchased hereunder, each of such new Warrants to represent the right to purchase such number of shares as shall be designated by the holder hereof at the time of such surrender.
(b)
(c) Replacement of Warrant. Upon receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction, or mutilation of this Warrant and, in the case of any such loss, theft, or destruction, upon delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company, at its expense, will execute and deliver, in lieu thereof, a new Warrant of like tenor.
(d)
(e) Cancellation; Payment of Expenses. Upon the surrender of this Warrant in connection with any transfer, exchange, or replacement as provided in this Section 7, this Warrant shall be promptly canceled by the Company. The Company shall pay all taxes (other than securities transfer taxes) and all other expenses (other than legal expenses, if any, incurred by the Holder or transferees) and charges payable in connection with the preparation, execution, and delivery of Warrants pursuant to this Section 7. The Company shall indemnify and reimburse the holder of this Warrant for all costs and expenses (including legal fees) incurred by such holder in connection with the enforcement of its rights hereunder.
(f)
(g) Warrant Register. The Company shall maintain, at its principal executive offices (or such other office or agency of the Company as it may designate by notice to the holder hereof), a register for this Warrant, in which the Company shall record the name and address of the person in whose name this Warrant has been issued, as well as the name and address of each transferee and each prior owner of this Warrant.
(h)
(i) Exercise or Transfer Without Registration. If, at the time of the surrender of this Warrant in connection with any exercise, transfer, or exchange of this Warrant, this Warrant (or, in the case of any exercise, the Warrant Shares issuable hereunder), shall not be registered under the Securities Act and under applicable state securities or blue sky laws, the Company may require, as a condition of allowing such exercise, transfer, or exchange, (i) that the holder or transferee of this Warrant, as the case may be, furnish to the Company a written opinion of counsel (which opinion shall be in form, substance and scope customary for opinions of counsel in comparable transactions) to the effect that such exercise, transfer, or exchange may be made without registration under the Securities Act and under applicable state securities or blue sky laws (the cost of which shall be borne by the Company if the Company's counsel renders such an opinion and up to $250 of such cost shall be borne by the Company if the holder's counsel is requested to render such opinion), (ii) that the holder or transferee execute and deliver to the Company an investment letter in form and substance acceptable to the Company and (iii) that the transferee be an "accredited investor" as defined in Rule 501(a) promulgated under the Securities Act; provided that no such opinion, letter, or status as an "accredited investor" shall be required in connection with a transfer pursuant to Rule 144 under the Securities Act.
(j)
(k) Additional Restrictions on Exercise or Transfer. Notwithstanding anything contained herein to the contrary, unless the holder hereof delivers a waiver in accordance with the last sentence of this Section 7(g), this Warrant shall not be exercisable by a holder hereof to the extent (but only to the extent) that (a) the number of shares of Common Stock beneficially owned by such holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unexercised portion of the Incentive Warrants and the Prepaid Warrants or the unexercised or unconverted portion of any other securities of the Company subject to a limitation on conversion or exercise analogous to the limitation contained herein) and (b) the number of shares of Common Stock issuable upon exercise of this Warrant (or portion hereof) with respect to which the determination described herein is being made, would result in beneficial ownership by such holder and its affiliates of more than 4.99% of the outstanding shares of Common Stock. To the extent the above limitation applies, the determination of whether and to what extent this Warrant shall be exercisable vis-a-vis other securities owned by such holder shall be in the sole discretion of the holder and submission of this Warrant for full or partial exercise shall be deemed to be the holder's determination of whether and the extent to which this Warrant is exercisable, in each case subject to such aggregate percentage limitation. No prior inability to exercise the Warrant pursuant to this Section shall have any effect on the applicability of the provisions of this Section with respect to any subsequent determination of exerciseability. For purposes of the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13D-G thereunder, except as otherwise provided in clause (a) hereof. Except as provided in the immediately succeeding sentence, the restrictions contained in this Section 7(g) may not be amended without the consent of the holder of this Warrant and the holders of a majority of the Company's then outstanding Common Stock. Notwithstanding the foregoing, the holder hereof may waive the restrictions set forth in this Section 7(g) by written notice to the Company upon not less than sixty- one (61) days prior notice (with such waiver taking effect only upon the expiration of such sixty-one (61) day notice period).
(l)
2. Registration Rights. The initial holder of this Warrant (and certain assignees thereof) is entitled to the benefit of such registration rights in respect of the Warrant Shares as are set forth in the Registration Rights Agreement, including the right to assign such rights to certain assignees, as set forth therein.
3.
4. Notices. Any notices required or permitted to be given under the terms of this Warrant shall be sent by certified or registered mail (return receipt requested) or delivered personally or by courier or by confirmed telecopy, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by courier, or by confirmed telecopy, in each case addressed to a party. The addresses for such communications shall be:
5.
6.                      If to the Company:
7.
8.                      THE NETPLEX GROUP, INC.
9.                      8260 Greensboro Drive
10.                     McLean, VA 22102
11.                     Telecopy: (703) 356-5105
12.                     Attn: Gene Zaino, President and CEO
13.
14.                     with a copy simultaneously transmitted by like means to:
15.
16.                     Venable Baetjer Howard & Civiletti
                        1615 L Street, NW, Suite 400
                        Washington, DC 20036
                        Telecopy: (202) 429-3231
                        Attn: Wallace Christner

If to the holder, at such address as such holder shall have provided in writing to the Company, or at such other address as such holder furnishes by notice given in accordance with this Section 9.

1. Governing Law; Jurisdiction. This Warrant shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed in the State of New York. The Company irrevocably consents to the jurisdiction of the United States federal courts and state courts located in the City of New York in the State of New York in any suit or proceeding based on or arising under this Warrant and irrevocably agrees that all claims in respect of such suit or proceeding may be determined in such courts. The Company irrevocably waives any objection to the laying of venue and the defense of an inconvenient forum to the maintenance of such suit or proceeding. The Company further agrees that service of process upon the Company mailed by certified or registered mail shall be deemed in every respect effective service of process upon the Company in any such suit or proceeding. Nothing herein shall affect the holder's right to serve process in any other manner permitted by law. The Company agrees that a final non-appealable judgment in any such suit or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on such judgment or in any other lawful manner.

1.    Miscellaneous.
2.
(a) Amendments. This Warrant and any provision hereof may only be amended by an instrument in writing signed by the Company and the holder hereof.

(a) Descriptive Headings. The descriptive headings of the several Sections of this Warrant are inserted for purposes of reference only, and shall not affect the meaning or construction of any of the provisions hereof.
(b)
(c) Cashless Exercise. Notwithstanding anything to the contrary contained in this Warrant, if the resale of the Warrant Shares by the holder is not then registered pursuant to an effective registration statement under the Securities Act, this Warrant may be exercised at any time after the first anniversary of the Issue Date until the end of the Exercise Period, by presentation and surrender of this Warrant to the Company at its principal executive offices with a written notice of the holder's intention to effect a cashless exercise, including a calculation of the number of shares of Common Stock to be issued upon such exercise in accordance with the terms hereof (a "Cashless Exercise"). In the event of a Cashless Exercise, in lieu of paying the Exercise Price in cash, the holder shall surrender this Warrant for that number of shares of Common Stock determined by multiplying the number of Warrant Shares to which it would otherwise be entitled by a fraction, the numerator of which shall be the difference between the then current Market Price of a share of the Common Stock on the date of exercise and the Exercise Price, and the denominator of which shall be the then current Market Price per share of Common Stock.
(d)
(e) Business Day. For purposes of this Warrant, the term "business day" means any day, other than a Saturday or Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law, regulation or executive order to close.

      IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

                                        THE NETPLEX GROUP, INC.

                                        By: /s/GENE F. ZAINO
                                           -------------------------------------
                                          Name: GENE F. ZAINO
                                               ---------------------------------
                                          Title:  CHAIRMAN & CEO
                                                --------------------------------

                           FORM OF EXERCISE AGREEMENT

         (To be Executed by the Holder in order to Exercise the Warrant)

To:      THE NETPLEX GROUP, INC.
         8260 Greensboro Drive
         McLean, VA   22102
         Telecopy: (703) 356-5105
         Attn: Gene Zaino, President and CEO

      The undersigned hereby irrevocably exercises the right to purchase _____________ shares of the Common Stock of THE NETPLEX GROUP, INC., a corporation organized under the laws of the State of New York (the "Company"), evidenced by the attached Warrant, and herewith makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of said Warrant.

(i) The undersigned agrees not to offer, sell, transfer or otherwise dispose of any Common Stock obtained on exercise of the Warrant, except under circumstances that will not result in a violation of the Securities Act of 1933, as amended, or any state securities laws, and agrees that the following legend may be affixed to the stock certificate for the Common Stock hereby subscribed for if resale of such Common Stock is not registered or if Rule 144 is unavailable:
(ii)
      THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES. THE SECURITIES REPRESENTED HEREBY MAY NOT BE OFFERED OR SOLD IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER APPLICABLE SECURITIES LAWS UNLESS OFFERED, SOLD OR TRANSFERRED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THOSE LAWS.

(i) The undersigned requests that stock certificates for such shares be issued, and a Warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the Holder and delivered to the undersigned at the address set forth below:
(ii)
(iii) Dated:_________________
_____________________________________
(iv)                                             Signature of Holder
(v)
(vi)                                    ________________________________________
(vii)                                           Name of Holder (Print)
(viii)
(ix)                                            Address:

(x)                                     ________________________________________
(xi)                                    ________________________________________
(xii)                                   ________________________________________

                               FORM OF ASSIGNMENT

      FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers all the rights of the undersigned under the within Warrant, with respect to the number of shares of Common Stock covered thereby set forth hereinbelow, to:

Name of Assignee                   Address                          No of Shares
----------------                   -------                          ------------

, and hereby irrevocably constitutes and appoints
_____________________________________ as agent and attorney-in-fact to transfer said Warrant on the books of the within-named corporation, with full power of substitution in the premises.

Dated: _____________________, ____

In the presence of

_____________________

                                        Name: __________________________________

                                        Signature: _____________________________
                                        Title of Signing Officer or
                                        Agent (if any):_________________________

                                        Address: _______________________________
                                                 _______________________________

                                                Note:  The above signature
                                                       should correspond exactly
                                                       with the name on the face
                                                       of the within Warrant.

Ex-99.1

[NETPLEX LOGO]                                           Corporate Headquarters:
                                          1800 Robert Fulton Drive, Second Floor
                                                                Reston, VA 20191
                                            Tel: 703-716-4777  Fax: 703-716-1110

Netplex Contact:                          Investor Contact:
Walton Bell, The Netplex Group, Inc.      Joe Zappulla, Wall Street Investor
703-356-1717                              Relations Corp.
wbell@netplexgroup.com                    301-907-4090
wbell@netplexgroup.com                    jzappulla@WallStreetIR.com

                              For Immediate Release

                   Netplex Ends Year with 86 Percent Increase
                         in e-Business Solutions Revenue

o     e-Business Fourth Quarter Revenue Increased 34 Percent Over Previous Year

o     Company Takes $2.9 Million Write-Down of Acquisition-Related Assets

o     Company Recently Agreed to Terms for a $10 Million Private Placement

RESTON, Va.--March 28, 2000--The Netplex Group, Inc. (Nasdaq: NTPL) today announced results for its fourth quarter ended December 31, 1999. The Company reported revenue of $22.1 million compared to $18.0 million for the fourth quarter of 1998. Revenue for the Company's e-Solutions group totaled $12 million (including inter-company e-consulting services provided to Contractor's Resources of $568,000), a thirty-four percent increase over the previous year's fourth quarter level of $9.0 million. The Company also reported a loss for the fourth quarter of $6.2 million, which includes a $2.9 million charge for write-downs of intangible and other assets related to prior acquisitions; a $1.1 million investment in infrastructure development within its Contractor's Resources subsidiary; and other one-time charges and adjustments totaling $906,000. This compares with a net profit of $89,000 for the same period in 1998. Excluding these items, and before interest, taxes, depreciation and amortization (EBITDA), the loss for the current fourth quarter was $238,000 compared to an EBITDA of $593,000 for the same period in the previous year.

For the full year, the Company reported revenue of $87.8 million, an increase of 43% over the previous year level of $61.3 million. Revenue from Netplex's e-Solutions business increased 86 percent, reaching $49.2 million. The Company's Contractor's Resources subsidiary reported gross revenue of $38.6 million compared to $34.9 million for the same period in 1998.

"The results this quarter reflect a number of positive developments within Netplex, that we expect will produce outstanding long-term benefits for shareholders," commented Gene Zaino, Netplex's chairman and CEO. "In preparation for a strategically planned promotion of Contractor's Resources Internet-based Techcellence service, we developed and installed an infrastructure to support a significantly larger base of members. In addition, we are building a marketing capability designed to reach the independent contractor marketplace, which the

Department of Labor currently estimates to represent about 2 million professionals.

We also utilized Netplex's e-Solutions resources in the development of the Techcellence web initiative. The missed revenue associated with this development work is estimated at $568,000, while the related costs were $170,000. These investments are critical to achieving the level of success that we have planned for Contractor's Resources' Techcellence business and, while this investment has impeded our near-term bottom-line results, we believe its mid- to long-term impact has the potential to be an enormous contributor to Netplex's future."

The Company's pro-forma financial information, after giving effect to the inclusion of the unbilled revenues related to the development of the Techcellence Web initiative and associated costs, the investment in infrastructure for Contractor's Resources, and the special adjustments related to the write-down of intangibles and other one-time charges mentioned above, is as follows:


                                               Fourth Quarter                        Full Year
------------------------------------------------------------------------------------------------------------
                                          1999        1998      % Chg        1999        1998       % Chg
------------------------------------------------------------------------------------------------------------
Revenue:
------------------------------------------------------------------------------------------------------------
  e-Business Solutions                   12,015       8,975      34%        49,729     $26,398         88%
------------------------------------------------------------------------------------------------------------
  Contractor's Resources                 10,670       8,997      19%        38,624      34,881         11%
------------------------------------------------------------------------------------------------------------
   Total                                 22,685      17,972      26%        88,353      61,279         44%
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Gross Profit:
------------------------------------------------------------------------------------------------------------
   e-Business Solutions                   4,218       2,906      45%        15,940       8,671         84%
------------------------------------------------------------------------------------------------------------
   Contractor's Resources                   390         448     (13)%        1,564       1,325         18%
------------------------------------------------------------------------------------------------------------
    Total                                 4,608       3,354      37%        17,504       9,996         75%
------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------
Operating income                            937       1,196     (22)%        5,382       1,744        209%
------------------------------------------------------------------------------------------------------------
Corporate expenses                        1,175         603      95%         3,952       3,055         29%
------------------------------------------------------------------------------------------------------------
EBITDA                                     (238)        593      --          1,430      (1,311)        --
------------------------------------------------------------------------------------------------------------
Interest taxes and depr.                    656         504      30%         2,963       1,238        139%
------------------------------------------------------------------------------------------------------------
Write-downs of acquisition-related
assets                                    2,869          --      --          2,869          --         --
------------------------------------------------------------------------------------------------------------
Techcellence development and
infrastructure costs                      1,142          --      --          1,717          --         --
------------------------------------------------------------------------------------------------------------
Inter-co gross profit elim.                 398          --      --            398          --         --
------------------------------------------------------------------------------------------------------------
One-time charges                            906          --      --            906          --         --
------------------------------------------------------------------------------------------------------------
Net operating income                     (6,209)         89      --         (7,423)     (2,549)        --
------------------------------------------------------------------------------------------------------------

To provide a consistent and accurate reflection of Netplex's gross profits, the "non-productive" time of billable professionals has been included in cost of sales, thereby slightly reducing the gross margin rates, while providing a corresponding reduction in operating expenses. The Company believes the new format provides a more accurate measurement of productivity.

The Contractor's Resources consecutive quarter growth was 17%, which reflects new membership growth as well as increased revenue per member. Since introducing Contractor's Resources Internet service, Techcellence(TM) in January, there have been over 10,000 unique visitors who have spent an average of 22 minutes visiting the site. Netplex's marketing efforts to date have been concentrated in the Washington D.C. region. The Company intends to expand its marketing efforts to other areas where demographics include a high concentration of independent IT professionals. To augment this effort Netplex intends to aggressively expand its strategic marketing partnership program with Web-based technology marketplaces such as job boards, online job fairs, B2B e-commerce sites focused on the service sector, etc.

In December, Netplex announced its alliance with SkillsVillage.com, an online community that enhances the relationship between contractors, staffing companies, and corporations by matching IT contractors with projects. Netplex is actively pursuing additional online relationships for its Techcellence service. The objective of these relationships is to both drive membership interest as well as enhance its service offerings to further strengthen its membership satisfaction and retention rate. As it creates these relationships, Netplex is committed to managing the growth of the Techcellence infrastructure in order to preserve the existing high degree of member satisfaction.

"Netplex's e-business consecutive quarterly revenue growth does not reflect the build-up of sales and marketing professionals that was accomplished during the fourth quarter, which will begin to show signs of progress towards the second quarter 2000," added Pamela Fredette, Netplex's President. "We upgraded the quality of our sales team to support our strategic plans to escalate the value of Netplex's sales mix. During this process, we disengaged our sales effort focused on lower-end projects, and added highly experienced technical personnel to improve Netplex's quality of business. We are targeting larger contract value services projects to improve our product mix, which, in addition to lengthening our normal sales cycle, requires a more qualified sales force. Our efforts are showing signs of great progress. Netplex's prospect-adjusted pipeline has grown from $15 million at the end of the fourth quarter, to $26 million today, which includes seven deals valued in excess of $1 million each."

During the quarter, Netplex added John Paglione to its management team as Executive Vice President of its e-Infrastructure Services division. Over the course of the last two quarters, Netplex has increased its sales force to 28 professionals, an increase of 12 from the end of 1998.

Financing
Today, the Company also signed an agreement for a $10 million private financing consisting of convertible preferred stock, which was placed with two institutional investors. The preferred stock earns dividends at the rate of seven percent per year, is convertible at 120% of market, and includes additional warrants. "This financing strengthens our balance sheet and provides Netplex with record levels of liquidity to enable us to fund our future expansion," commented Walton Bell, Netplex's chief financial officer.

Conference Call

Netplex management has scheduled a conference call to provide further insights regarding the financial results and to respond to investor questions, today, Tuesday, March 28 at 4:30 p.m. (EDT). The dial-in number is:

                   1-888-209-3914
                   Reservation #: 14794429

The conference will be recorded and will be available for replay for 24 hours beginning at 6:30 p.m. The dial-in and reservation numbers are:

                   1-800-633-8284
                   Reservation #: 14794429

The conference call can also be accessed through the Internet at Vcall (www.vcall.com).

About The Netplex Group, Inc.
Netplex (Nasdaq: NTPL) (www.netplexgroup.com) creates e-business solutions that combine industry-specific business strategies; interactive digital marketing; user-centric applications and data systems; and secure, high-performance Internet systems infrastructure. Netplex's complete spectrum of "industrial strength" e-solutions positions customers with vision, confidence, and continuing competitive advantage.

About Contractor's Resources
Contractor's Resources ("CR") is a business-to-business (B2B) service designed to provide the financial infrastructure, resources, and business services that help Information Technology (IT) professionals build careers as independent contractors. Launched by Netplex in 1999 as an integrated online service under the brand name Techcellence(TM), Contractor's Resources serves as a "virtual corporate office" for its member contractors by providing the services of a full corporate administration staff. These services include contract review, time sheet administration, billing and collections, health benefits, retirement plans, wealth-building financial strategies, and tax administration.

     Netplex and the Netplex logo are trademarks of The Netplex Group, Inc.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements" (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management--including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance or expectations--may not materialize. Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors including the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company's filings with the Securities Exchange Commission, press releases, and other communications.

                                      # # #

Consolidated Operating Results by Segment

                                                               Year Ended December 31,
                                                    ----------------------------------------------
                                                        1999            1998            1997
                                                    --------------  --------------  --------------
Operating revenues
 e-Information Services                           $   11,044,166  $    3,533,025  $       --
                                                    --------------  --------------  --------------
 e-Infrastructure Services                            20,437,959      17,459,183       6,346,530
 e-Infrastructure Product Resales                     17,679,075       5,406,410       2,073,254
                                                    --------------  --------------  --------------
   e-infrastructure                                   38,117,034      22,865,593       8,419,784
                                                    --------------  --------------  --------------
   e-Business Solutions                               49,161,200      26,398,618       8,419,784
 Contractor's Resources                               38,624,064      34,880,542      32,048,350
                                                    --------------  --------------  --------------
   Operating revenues                                 87,785,264      61,279,160      40,468,134
                                                    --------------  --------------  --------------
Gross profit
 e-Information Services                                5,442,115       1,690,505          --
                                                    --------------  --------------  --------------
 e-Infrastructure Services                             5,915,833       5,468,254       2,337,358
 e-Infrastructure Product Resales                      4,184,097       1,511,650         949,518
                                                    --------------  --------------  --------------
   e-infrastructure                                   10,099,930       6,979,904       3,286,876
                                                    --------------  --------------  --------------
         e-Business Solutions                         15,542,045       8,670,409       3,286,876
 Contractor's Resources                                1,373,887       1,324,682       1,096,104
                                                    --------------  --------------  --------------
   Gross profit                                       16,915,932       9,995,091       4,382,980
                                                    --------------  --------------  --------------
Gross profit percentage
 e-Information Services                                     49.3%           47.8%         --
                                                    --------------  --------------  --------------
 e-Infrastructure Services                                  28.9%           31.3%           36.8%
 e-Infrastructure Product Resales                           23.7%           28.0%           45.8%
                                                    --------------  --------------  --------------
  e-infrastructure                                          26.5%           30.5%           39.0%
                                                    --------------  --------------  --------------
        e-Business Solutions                                31.6%           32.8%           39.0%
 Contractor's Resources                                      3.6%            3.8%            3.4%
                                                    --------------  --------------  --------------
   Gross profit percentage                                  19.3%           16.3%           10.8%
                                                    --------------  --------------  --------------
Operating Expenses
 e-Information Services                                3,305,752         709,826          --
 e-Infrastructure Services and Product Resales         7,784,245       6,715,607       3,166,492
                                                    --------------  --------------  --------------
   e-Business Solutions                               11,089,997       7,425,433       3,166,492
 Contractor's Resources                                3,086,904       1,144,143       1,169,120
                                                    --------------  --------------  --------------
   Operating expenses                                 14,176,901       8,569,576       4,335,612
                                                    --------------  --------------  --------------
Operating income
 e-Information Services                                2,136,363       1,299,363          --
 e-Infrastructure Services and product Resales         2,315,685         264,297        (829,134)
                                                    --------------  --------------  --------------
   e-Business Solutions                                4,452,048       1,563,660        (829,134)
   Contractor's Resources                             (1,713,017)        180,539         (73,016)
                                                    --------------  --------------  --------------
    Operating income                                   2,739,031       1,744,199        (902,150)
                                                    --------------  --------------  --------------
Corporate Expenses                                     5,530,469       3,055,308       1,480,453
                                                    --------------  --------------  --------------
EBITDA                                                (2,791,438)     (1,311,109)     (2,382,603)
Interest, taxes, depreciation
 & amortization                                        4,632,385       1,237,615         491,000
                                                    --------------  --------------  --------------
Net operating income(loss)                        $   (7,423,823)  $  (2,548,724)  $  (2,873,603)
                                                    ==============  ==============  ==============

                    THE NETPLEX GROUP, INC. AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                                  DECEMBER 31,

                                      Assets                                     1999              1998
                                                                             --------------    -------------
Current assets:
  Cash and cash equivalents                                                 $  4,220,148       $  870,465
  accounts receivable, net of allowance for doubtful
    accounts of $342,000 and $589,000, respectively                           12,513,823       11,654,743
  Prepaid expenses and other current assets                                      923,762          772,242
                                                                             --------------    -------------
    Total current assets                                                      17,657,733       13,297,450

  Property and equipment, net                                                   1,891084        1,704,975
  Other assets                                                                   775,290          213,174
  Goodwill and other intangible assets, net                                    6,092,610        5,435,024
                                                                             --------------    -------------
    Total assets                                                            $ 26,416,717   $   20,650,623
                                                                             ==============    =============
                      Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                                          $  3,294,404      $ 2,545,730
  Line of credit                                                               5,126,245        4,041,000
  Notes payable                                                                   -               300,000
  Accrued expenses and other current liabilities                               9,305,229        6,418,326
  Capital lease obligation, current portion                                      107,890           97,315
  Deferred revenues                                                              193,262          835,827
                                                                             --------------    -------------
    Total current liabilities                                                 18,027,030       14,238,198
  Obligation for non-compete agreement                                           850,000            --
  Capital lease obligations, net of current portion                              195,504           57,901
                                                                             --------------    -------------
    Total liabilities                                                         19,072,534       14,296,099

Commitments and contingencies
                                                                             --------------    -------------
Minority interest in subsidiary                                                   481,877           --
                                                                             --------------    -------------
Stockholders' equity:
  Preferred Stock:
    Class A Cumulative, $.01 par value, 2,000,000 shares authorized, 109,961 and
      987,753 shares outstanding at December 31, 1999 and
      1998 respectively                                                             1,099            9,875

    Class B, $.01 par value; 1,500,000 shares authorized, 643,770 shares
      issued and outstanding  at December 31, 1998                                  --               6,438

    Class C Cumulative, $.01 par value; 2,500,000 shares authorized;
      1,500,000 share issued and outstanding at December 31, 1999 and
      1998, respectively                                                           15,000           15,000

   Common Stock: $.001 par value, 40,000,000 shares authorized,
      16,137,250 and 10,204,735 shares Issued and outstanding at
      December 31, 1999 and 1998, respectively                                     16,137           10,204
   Additional paid in capital                                                  21,762,418       13,821,531
   Accumulated deficit                                                        (14,932,347)      (7,508,524)
                                                                             --------------    -------------
      Total stockholders' equity                                                6,862,306        6,354,524
                                                                             --------------    -------------
      Total liabilities and stockholders' equity                            $  26,416,717     $  20,650,623
                                                                             ==============    =============

                                       50